Exhibit 1.1

BIOTIME, INC.
CONTROLLED EQUITY OFFERINGSM

AMENDMENT NO. 1 TO
SALES AGREEMENT

March 26, 2014

Cantor Fitzgerald & Co.
499 Park Avenue
New York, NY 10022

Ladies and Gentlemen:

Reference is made to the Sales Agreement, dated August 24, 2012, including the Schedules thereto (the “Sales Agreement”), between Cantor Fitzgerald & Co. (“CF&Co”) and BioTime, Inc., a California corporation (the “Company”), pursuant to which the Company could sell through CF&Co, as sales agent, up to $25,000,000 of shares of common stock, no par value per share, of the Company.  All capitalized terms used in this Amendment No. 1 to Sales Agreement between CF&Co and the Company (this “Amendment”) and not otherwise defined herein shall have the respective meanings assigned to such terms in the Sales Agreement.  CF&Co and the Company agree as follows:

A.                 Amendments to Sales Agreement.  The Sales Agreement is amended as follows, effective as of the date hereof:

1.            The first sentence of the first paragraph of Section 1 of the Sales Agreement is hereby deleted and replaced in its entirety with the following:

“The Company agrees that, from time to time after March 26, 2014 and during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may offer and sell through the Agent, shares (the “Placement Shares”) of common stock of the Company, no par value per share (the “Common Stock”), having an aggregate offering price of up to $15,000,000, and such amount of Placement Shares available for offer and sale are in addition to any offer and sales of shares remaining unsold under this Agreement pursuant to the Prospectus Supplement, dated September 7, 2012, subject to any limitations set forth in Section 5(e) hereof (the “Maximum Amount”).”

2.            The second paragraph of Section 1 of the Sales Agreement is amended by adding the following sentence at the end of such paragraph:

“The Company may file one or more additional registration statements from time to time that will contain a base prospectus and related prospectus or one or more additional prospectus supplements, as applicable, with respect to the Placement Shares and such filings shall be deemed a Registration Statement, Prospectus or Prospectus Supplement, as the case may be, for all purposes of this Agreement.”

3.            Schedule 1 is amended by adding the words “as amended on March 26, 2014” immediately after “August 24, 2012”.

4.            Schedule 3, is amended as follows:

Under The Company, delete Peter S. Garcia (pgarcia@biotimemail.com) and add Robert W. Peabody (rpeabody@biotimemail.com).

Under The Agent, delete “Peter Dippolito (pdippolito@cantor.com)” and add:

“With copies to:

CFControlledEquityOffering@cantor.com”

5.            The first sentence of the Form of Representation Date Certificate attached as Exhibit 7(l) is amended to add “as amended on March 26, 2014” after “August 24, 2012.”

B.                 Prospectus Supplement.  The Company shall file a 424(b) Prospectus Supplement reflecting this Amendment within two (2) Business Days of the date hereof.

C.                 No Other Amendments.  Except as set forth in Part A above, all the terms and provisions of the Sales Agreement shall continue in full force and effect.

D.                  Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of an executed Amendment by one party to the other may be made by facsimile or email transmission.

E.                    Governing Law.  This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws.

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If the foregoing correctly sets forth the understanding between us, please so indicate in the space provided below for that purpose.

Very truly yours,

BIOTIME, INC.

By:	s/Robert W. Peabody
Name: Robert W. Peabody
Title: Senior Vice President,
Chief Operating Officer, and
Chief Financial Officer

ACCEPTED as of the date first above written:

CANTOR FITZGERALD & CO.

By:	s/Jeffery Lumby
Name: Jeffrey Lumby
Title: Senior Managing Director